Exhibit 4.68

English Translation

Exclusive Equity Interest Purchase Rights Agreement

Among

Fox Information Technology (Tianjin) Limited

And

Xuemei Zhang

And

Tianjin Jinhu Culture Development Co., Ltd.

October 20, 2016

This Exclusive Equity Interest Purchase Rights Agreement (hereinafter referred to as the “Agreement”) is entered into by and among the following parties on October 20, 2016:

Party A:	Fox Information Technology (Tianjin) Limited, Registered Address: Room 2101, 21st Floor, Office Building C, Taida MSD-C Area, No.79 First Avenue, Economic and Technological Development Zone, Tianjin

Party B:	Xuemei Zhang, Address: SOHU.com Media Plaza, Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Party C:	Tianjin Jinhu Culture Development Co., Ltd., Registered Address: 21st Floor, Office Building C, Taida MSD-C Area, No.79 First Avenue, Economic and Technological Development Zone, Tianjin

In this Agreement, Party A, Party B and Party C are referred to as the “parties” collectively or “a party” individually.

Whereas:

1	Party A is a wholly foreign-invested limited liability company incorporated and existing under laws of the People’s Republic of China

2	Party C is a domestic limited liability company incorporated and existing under laws of the People’s Republic of China.

3	Party B is the shareholder of Party C, holding 50% of stock equity of Party C.

4

Party B agrees to grant an exclusive equity interest purchase rights to Party A through this Agreement and Party A agrees to accept the said exclusive equity interest purchase rights in order to purchase the full or a part of equity of Party C held by Party B.

Through friendly negotiation and on the principle of equality and mutual benefit, the parties hereto therefore reach the following Agreement for performance:

I. Exclusive Equity Interest Purchase Rights

1. Grant of Right

Party B hereby irrevocably grants an exclusive equity interest purchase right to Party A, which, from the date of effectiveness of this Agreement and as long as permitted by Chinese laws, empowers from time to time the purchase of all or a part of the equity of Party C held by the authorizing party (hereinafter referred to as the “Specific Authorizing Party”) at the price of one RMB Yuan (RMB¥1) or the lowest price allowed by Chinese laws and regulations at the time of exercise of the right. Party C hereby agrees upon the Specific Authorizing Party’s grant of the exclusive equity purchase right to Party A.

The foregoing equity purchase right shall be granted to Party A immediately after this Agreement is signed by the parties and takes effects and the right, once granted, shall remain irrevocable or unchangeable within the term of validity of this Agreement (including any extended term as per Paragraph 2 of the present article).

2. Term

This Agreement shall be signed by the parties and take effect as of the first written date. This Agreement shall remain valid for ten years from the date of effectiveness. Before expiration of the Agreement, if requested by Party A, the parties shall extend the term of this Agreement as requested by Party A and shall sign a new Exclusive Purchase Right Agreement or continue to perform this Agreement as requested by Party A.

II. Exercise of Right and Delivery

1.	Timing of Exercise of Right

(a)

Party B agrees that, as long as permitted by Chinese laws and regulations, Party A may exercise the right hereunder either in entirety or partly at any time after this Agreement is signed and takes effect.

(b)	Party B agrees that Party A may exercise the right without being subject to any limit regarding the times of exercise, unless it has purchased and held all equity of Party C.

(c)

Party B agrees that Party A may appoint a third party to represent it to exercise the right, provided that Party A shall give a written notice to the Specific Authorizing Party before exercise of the right.

2.	Notice of Right Exercise

If Party A is to exercise the right, it shall give a written notice to the Specific Authorizing Party ten working days in advance of the Delivery Date (as defined hereinafter) and the notice shall contain the following terms and conditions:

the date of effective delivery of the equity after exercise of the right (hereinafter referred to as the “Delivery Date”);

(a)	the name of holder of the equity to be registered after exercise of the right;

(b)	the number and percent of shares purchased from Party B;

(c)	the exercise price and the terms of payment of the price;

(d)	Power of Attorney (in the event of exercise of the right by a third party designated by Party A).

The parties hereto agree that Party A may appoint a third party from time to time and exercise the right and register the equity in the name of the third party.

3.	Transfer of Equity

On each exercise of the right by Party A, within ten working days from receipt of the exercise notice given by Party A pursuant to Paragraph 2 of the present article,

(a)

Party B shall cause Party C to hold a shareholders’ meeting in a timely manner and a resolution shall be passed at the meeting to approve Party B to transfer its equity to Party A and (or) the third party designated by Party A.

(b)	Party B shall sign an equity transfer agreement with Party A (or with the third party designated by Party A when applicable).

(c)

Party B shall execute all other requisite contracts, agreements or documents, obtain all requisite governmental approvals and consents and take all requisite actions to transfer the valid ownership of the purchased equity, free of any security interest, to Party A and (or) the third party designated by Party A, enable Party A or its designated third party to become shareholder of the purchased equity and fulfill the registration procedure with the administration of industry and commerce and deliver to Party A or its designated third party the latest business license, articles of association, approval certificate (if applicable) and other relevant documents issued by or filed on the record of the Chinese authorities of competent jurisdiction and such documents shall reflect the changes to the equity, directors and legal representative of Party C.

III. Representations and Warranties

1.	Party B separately makes and makes jointly with Party C, the following representations and warranties:

(a)	Party B and Party C have the full right and authority to sign and perform this Agreement.

(b)

The performance of this Agreement and the obligations hereunder by Party B and Party C does not violate the laws, regulations and other agreements that are binding upon it and is not subject to any governmental approval or authorization.

(c)	Either Party B or Party C is involved in any lawsuits, arbitration or other judicial or administrative proceedings that are pending or may substantially affect the performance of this Agreement.

(d)	Party B and Party C have disclosed to Party A all circumstances that may negatively affect the performance of this Agreement.

(e)	Party B and Party C have not been declared bankrupt and both of them are in sound financial position.

(f)

The equity of Party C held by Party B is free of any pledges, guarantees, obligations and other third-party encumbrances and is not subject to any third-party claims, except for any security interest accruing under the Share Pledge Agreement executed by and among Party A and Party B.

(g)

Party B will not set any pledge, obligation and other third-party encumbrance on the equity of Party C held by it and will not dispose of the equity held by it to Party A or the third party designated by Party A by means of assignment, donation, pledge or otherwise.

(h)	The right granted to Party A by Party B is exclusive and Party B shall by no means grant the right or other similar rights to persons other than Party A or the third party designated by Party A.

2.	Party C represents and warrants as follows:

(a)

Within the term of validity of this Agreement, the business conducted by Party C is consistent with laws, statutes, regulations and other administrative regulations and guides issued by the governmental authorities in charge and there is no offense of any foregoing regulations that results in material negative effect on the business or assets of the Company.

(b)

Party C will guarantee existence of the Company according to sound financial and commercial standards and practice, prudently and effectively operate its business and transact its matters, make all effort to ensure the Company’s maintenance of the permits, licenses and approvals required during operation of the Company and ensure that the permits, licenses and approvals, among other things, will not be revoked, cancelled or invalidated.

(c)	Party C will furnish Party A with information and data about the operation and finance of Party C as requested by Party A.

(d)

Party C shall not conduct the following acts before Party A (or its designated third party) exercises the right and acquires all equity or interests and rights in Party C unless with the written consent of Party A (or its designated third party):

(i)

Sell, assign, mortgage or otherwise dispose of any asset, business or revenue or allow the setting of any other security interest thereon (except for those occurring during due course of business or day-to-day operations, or those that have been disclosed to Party A and have gained the explicit prior written consent of Party A).

(ii)

Conclude any transaction that will substantially and negatively affect its assets, liabilities, operations, equity and other lawful rights (except for those occurring during due course of business or day-to-day operations, or those that have been disclosed to Party A and have gained the explicit prior written consent of Party A).

(iii)	Distribute any form of dividends or bonuses to shareholders of Party C.

(iv)

Incur, inherit, guarantee or allow the existence of any indebtedness, except for (i) those occurring during due course of business or day-to-day operations other than in the form of loans; (ii) those that have been disclosed to Party A and have gained the explicit prior written consent of Party A.

(v)	Pass resolutions at a shareholders’ meeting to increase or reduce the registered capital of Party C or otherwise change the structure of the registered capital.

(vi)	Make any form of additions, changes or amendments to the articles of association of Party C or change the business scope of Party C.

(vii)	Change or dismiss any director or replace any senior executive of Party C.

(viii)	Change the regular business procedures of Party C or amend any major internal rules and bylaws of the Company.

(ix)	Make major adjustments to the business operation model, marketing strategies, business guidelines or customer relations of Party C.

(x)	Carry out any activity beyond the normal business scope of Party C or operate the business of the Company in a manner that is inconsistent with the past practice or is unusual.

(xi)	Merge or consolidate with any person, or acquire or invest in any person.

3.	Party B represents and warrants as follows:

(a)

each Specific Authorizing Party shall not jointly or individually conduct the following acts before Party A (or the third party designated by it) exercises the right and acquires all equity or assets of Party C unless with the explicit written consent of Party A (or the third party designated by it):

(i)

make any form of additions, changes or amendments to the constitutional documents of Party C and such additions, changes or amendments will have material negative effect on the assets, liabilities, operation, equity and other lawful rights of Party C (except for equal percent-based increase of capital for the purpose of satisfying requirements of laws) or may prevent the effective performance of this Agreement and other agreements signed by and among Party A, Party B and Party C;

(ii)

cause Party C to conclude any transaction that will substantially and negatively affect the assets, liabilities, operation, equity and other lawful rights of Party C (except for those occurring during due course of business or day-to-day operations or those that have been disclosed to and have obtained the explicit prior written consent of Party A).

(iii)	cause the shareholders’ meeting of Party C to pass any resolution on distribution of dividends or bonuses;

(iv)

sell, assign, mortgage or otherwise dispose of any lawful or beneficial rights and interests in the equity of Party C at any time from the date of effectiveness of this Agreement, or allow the setting or any other security interest thereon;

(v)

cause the shareholders’ meeting of Party C to approve the sale, assignment, mortgage or otherwise disposal of the lawful or beneficial rights and interests in any equity or allow the setting of any other security interest thereon;

(vi)	cause the shareholders’ meeting of Party C to approve the merger or consolidation of Party C with any person, or acquisition of or investment in any person, or any other form of restructuring;

(vii)	Wind up, liquidate or dissolve Party C at its own discretion.

(b)	Before Party A (or the third party designated by it) exercises the right and acquire all equity or assets of Party C, Party B and Party C undertake to:

(i)

immediately notify Party A in writing any lawsuit, arbitration or administrative proceedings that may occur with regard to the equity owned by it, or circumstances that may have any negative effect on the equity;

(ii)

cause the shareholders’ meeting of Party C to review and approve the assignment of the Purchased Equity contemplated herein, cause Party C to amend its articles of association in order to reflect the transfer of the equity from Party B and Party B to Party A and (or) the third party designated by Party A as well as other changes stated herein, immediately apply for approval from the Chinese authority of competent jurisdiction (if such approval is required by law), go through procedures for registration of the changes and cause Party C to pass resolutions of shareholders’ meeting for approving appointments of the persons nominated by Party A and (or) by the third party designated by Party A as new directors and new legal representative;

(iii)

execute all necessary or appropriate documents, take all necessary or appropriate actions, institute all necessary or appropriate accusations or make all necessary and appropriate defense against all claims in order to maintain its lawful and valid ownership to the equity;

(iv)

as requested by Party A from time to time, immediately and unconditionally assign at any time the equity held by it to the third party designated by Party A and waive its first refusal with regard to the other existing shareholder’s assignment of the said equity; and

(v)

strictly abide by this Agreement and all provisions of other contracts signed by and between Party B and Party A either jointly or separately, faithfully perform all obligations thereunder and not conduct/ignore any act that is sufficient to affect the validity and enforceability of such contracts.

4.	Undertakings

Each Specific Authorizing Party undertakes to Party A that it will fulfill all requisite procedures as instructed by Party A to turn Party A and (or) the third party designated by Party A into the shareholder of Party C. The procedures shall include, without limitation to, assisting Party A in obtaining necessary approvals from governmental authorities for the equity assignment, delivering documents including the equity transfer agreement and resolutions of the shareholders’ meeting to the governing administration of industry and commerce in order to amend the articles of association, shareholders’ register and other constitutional documents of the company and the costs and expenses associated therewith shall be borne by Party A.

5.	Each Specific Authorizing Party hereby represents and warrants to Party A as follows as of the date of execution of this Agreement and as of each Delivery Date:

(a)

it has the power and capability to sign and deliver this Agreement and any equity transfer agreement to which it is a party that is executed hereunder for each assignment of the Purchased Equity (each such agreement is referred to as a “Transfer Agreement”) and to perform its obligations hereunder and thereunder. Once executed, this Agreement and each Transfer Agreement to which it is a party shall constitute a lawful and valid obligation that is binding and enforceable upon it as per the terms thereof.

(b)

Neither its execution and delivery of this Agreement or any Transfer Agreement nor its performance of the obligations hereunder and thereunder will: (i) cause offense of any applicable Chinese laws and regulations, (ii) conflict with its articles of association or other organizational documents, (iii) cause a breach of any contract or document to which it is a party or which is binding upon it, or constitute a default under any contract or document to which it is a party or which is binding upon it, or (v) cause the termination or cancellation of or the addition of any conditions on any permit or approval that has been issued to it.

(c)

Party B possesses sound and sellable ownership to the equity of Party C held by it. The Specific Authorizing Party has not set any security interest on the said equity, except for any security interest accruing under the aforesaid Share Pledge Agreement.

(d)

Party C does not have any outstanding debts except for (i) debts occurring in its due course of business and (ii) debts that have been disclosed to and have gained the explicit prior written consent of Party A.

(e)	Party C complies with all laws and regulations that are applicable to equity and asset acquisitions.

(f)	There are no ongoing or pending or threatened lawsuits, arbitration or administrative proceedings that involve the equity, the assets of Party C, or Party C.

IV. Special Covenant

1.

Party B undertakes that all equity of Party C held by it shall remain bound by this Agreement regardless of any change of the percent of its shareholding in Party C and that the terms of this Agreement shall apply to all equity of Party C then held by it.

V. Defaults

1.

Unless otherwise stated herein, any party hereto will be deemed as in default of this Agreement if and to the extent that it fails to fully perform or suspends the performance of its obligations hereunder and fails to correct the act within thirty days upon receipt of the other parties’ notice, or if its representations and warranties are untrue.

2.

If any party hereto breaches this Agreement or any of the representations or warranties it has made herein, the other parties may give a written notice to the defaulting party, requesting it to correct the default within ten days upon receipt of the notice, take appropriate measures to effectively prevent occurrence of detrimental consequences in a timely manner and continue to perform this Agreement.

3.

If the defaulting party is unable to correct its default within ten days after receiving the notice pursuant to the foregoing provision, the other parties shall have the right to request the defaulting party to indemnify any expenses, liabilities or losses incurred by the other parties as result of the default (including but not limited to interest and attorney’s fee paid or lost as result of the default).

VI. Taxes

Party A shall bear all taxes incurred by the parties hereto during performance of this Agreement.

VII. Confidentiality

1.

The parties hereto agree to endeavor to take all reasonable measures to keep in confidence the execution, terms and conditions as well as performance of this Agreement and the confidential data and information of any party hereto that the other parties may know or access during performance of this Agreement (hereinafter referred to as “Confidential Information”) and shall not disclose, make available or assign such Confidential Information to any third party without the prior written consent of the party providing the information.

2.	The above restriction is not applicable to:

(a)	information that has already become generally available to the public at the time of disclosure;

(b)	information that, after the time of disclosure, has become generally available to the public not because of the fault of any party hereto;

(c)	information that any party hereto can prove that it has already possessed before the time of disclosure and that has not been directly or indirectly acquired from the other parties; and

(d)

the foregoing Confidential Information that a party hereto is obliged to disclose to relevant governmental authorities or stock exchanges, among others, as required by law, or that a party hereto discloses to its direct legal counsels and financial advisors as needed during its due course of business.

3.	The parties hereto agree that this clause will continue to remain valid and effective regardless of any alteration, cancellation or termination of this Agreement

VIII. Effectiveness

This Agreement shall take effect as of the first written date of execution after being stamped by Party A and Party C and signed by Party B.

IX. Governing Law and Settlement of Disputes

1. Governing Law

The execution, effectiveness, performance, construction and interpretation of and the settlement of disputes over this Agreement shall be governed by Chinese laws.

2. Arbitration

When any dispute occurs among the parties with regard to the interpretation and performance of any clauses herein, the parties shall seek settlement of the dispute through good-faith negotiation. If the parties cannot reach any agreement on settlement of the dispute within thirty (30) days after any party hereto sends to the other parties the written notice requesting resolution through negotiation, any of them may refer the dispute to China International Economic and Trade Arbitration Commission for determination according to the arbitration rules of the said Commission as then prevailing. Arbitration shall occur in Beijing and the language of arbitration shall be Chinese. The arbitration ruling shall be final and binding upon each of the parties. This clause shall survive regardless of termination or cancellation of this Agreement

X. Force Majeure

1.

Force majeure shall refer to all events that are uncontrollable and unforeseeable by a party hereto or that are inevitable even if foreseeable and prevent that party from performing or from fully performing the obligations hereunder. Such events include, without limitation to, any strikes, factory closedowns, explosions, marine perils, natural disasters or acts of public enemy, fire, floods, destructive activities, accidents, wars, riots, rebellions and any other similar events.

2.

If a force majeure event occurs and prevents the affected party from performing any obligation hereunder, the obligation so prevented shall be suspended throughout the duration of the force majeure event and the date of performance of the obligation shall be automatically extended to the date of completion of the force majeure event and the party so prevented from performing the obligation shall not be subject to any punishment.

3.

The Party encountering a force majeure event shall immediately give a written notice to the other parties and deliver appropriate proof of the occurrence and duration of the force majeure event. The Party encountering a force majeure event shall also make any and all reasonable efforts to terminate the force majeure event.

4.

Once a force majeure event occurs, the parties hereto shall immediately negotiate to find an equitable solution and shall also make any and all reasonable efforts to minimize the consequences of the force majeure event.

5.

If a force majeure event lasts for over ninety (90) days and the parties cannot reach any agreement on an equitable solution, any party hereto shall then have the right to terminate this Agreement. Upon termination of the Agreement as per the foregoing provision, no further rights or obligations will accrue to any of the parties hereto, provided that the rights and obligations of each party that already accrue as of the date of termination of this Agreement shall not be affected by the termination.

XI. Miscellaneous

1.	Amendments to Agreement

The parties hereby acknowledge that this Agreement is a fair and reasonable agreement reached by and among them on the basis of equality and mutual benefit. In the event of any inconsistence, this Agreement shall prevail over all discussions, negotiations and written covenants reached by and among the parties with regard to the subject matter hereof before execution of this Agreement. Any and all amendments, additions or changes to this Agreement shall be made in writing and shall take effect after being stamped by Party A and Party C and signed by Party B.

2.	Notices

Notices or other correspondence that any party hereto shall give as required by this Agreement shall be made in writing and in Chinese and delivered by person (including express mail service) or by registered airmail. All notices and correspondence shall be sent to the following addresses unless any otherwise address has been informed by written notification:

Party A:	Fox Information Technology (Tianjin) Limited

Address:	Sohu Media Plaza, SOHU.com Media Plaza, Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Postcode:	100190

Party B:	Xuemei Zhang

Address	Sohu Media Plaza, SOHU.com Media Plaza, Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Postcode:	100190

Party C:	Tianjin Jinhu Culture Development Co., Ltd.

Address:	Sohu Media Plaza, SOHU.com Media Plaza, Block 3, No.2 Kexueyuan South Road, Haidian District, Beijing, China

Postcode:	100190

3.	Service of Notices

Notices and correspondence shall be deemed as given as per the following terms:

(a)	If delivered by person (including by express mail service): on the date of sign-in by the receiving party;

(b)	If delivered by registered mail: on the 3rd day from the date of receipt issued by the post office.

4.	Severity of Agreement

Without affecting other terms and conditions of this Agreement, if any provision or part of this Agreement is held invalid, unlawful or unenforceable according to Chinese laws or is against public interest, the effectiveness, validity and enforceability of the terms and conditions in all other parts of the Agreement shall not be affected and impaired in any way. The parties shall negotiate in good faith to discuss and determine a clause to the satisfaction of both parties in order to replace the invalid provision

5.	Successors and Assignees

This Agreement shall be equally binding upon each party’s lawful successors and assignees.

6.	Waivers

The failure or delay of any party hereto in exercising any of its rights hereunder shall not be regarded as its waiver of the right and single exercise of any right shall not prevent future exercise of any other right.

7.	Language and Counterparts

This Agreement is executed in Chinese in THREE identical copies, of which each party respectively keeps ONE and all enjoy equal legal effectiveness.

(There is no text hereinafter. Followed is the signing page)

(This page contains no text and is the signing page.)

Party A: Fox Information Technology (Tianjin) Limited

(Seal)

Party B: Xuemei Zhang

(Signature)

/s/ Xuemei Zhang

Party C: Tianjin Jinhu Culture Development Co., Ltd.

(Seal)